Joint Filer Information

Name: Highbridge International LLC

Address:    c/o Harmonic Fund Services
    The Cayman Corporate Centre, 4th Floor
    27 Hospital Road
    George Town, Grand Cayman
    Cayman Islands, British West Indies

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement: June 21, 2010

Signature:  HIGHBRIDGE INTERNATIONAL LLC

By:   Highbridge Capital Management, LLC
          its Trading Manager

By:   /s/ John Oliva

Name: John Oliva
Title: Managing Director

 Joint Filer Information

Name: Glenn Dubin

Address:    c/o Highbridge Capital Management, LLC
    40 West 57th Street, 33rd Floor
    New York, New York 10019

Designated Filer: Highbridge Capital Management, LLC

Issuer: Ambassadors International, Inc.

Date of Event Requiring Statement:  June 21, 2010

Signature:
/s/  Glenn Dubin

GLENN DUBIN